AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

 Form 1-A/A: Amendment #1

Offering Circular

For

Solar Intermodal Corporation

A Delaware Corporation

August 18, 2021

SECURITIES OFFERED:                               Equity in the form of Shares of common stock

MAXIMUM OFFERING AMOUNT:             $5,000,000.00

MINIMUM OFFERING AMOUNT:               $250,000.00

MINIMUM INVESTMENT:                           $400.00

CONTACT INFORMATION:                          Solar Intermodal Corporation

                                                                          101 Eisenhower Parkway, Ste. 300

                                                                          Roseland, NJ 07068

                                                                          Phone: 201-519-5501

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

The Company is following the format of the Form 1-A for this Offering Circular.

Solar Intermodal Corporation (the “Company” or “Solar Intermodal”) is a Delaware corporation, originally formed on January 1, 2021 by filing Articles of Incorporation with the Secretary of the State of Delaware. (see Exhibit 2 “Amended Articles of Incorporation and Bylaws” ). The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of common stock denominated in shares (the “Shares”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.) The Company will offer Shares through https://solarintermodal.com (“Platform”), and through The Dalmore Group, a FINRA-registered broker-dealer entitled to commissions upon the sale of the Shares. (See the “Terms of the Offering” below.) Persons who purchase Shares will be shareholders of the Company (“Shareholders” or “Investors”). The Company intends to use the proceeds of this Offering (“Proceeds”) to research, develop, and manufacture Solar Bracket Unit systems (“SBUs”) for the railroad and trucking industries, as well as for solar generated electricity and zero-emission hydrogen production.

The minimum investment amount per Investor is Four Hundred dollars ($400.00), representing four hundred (400) Shares at One Dollar ($1.00) per Share. Although the Company does not intend to list the Shares for trading on any exchange or other trading market, the Company has adopted a redemption plan designed to provide Investors with limited liquidity for their investment in the Company. (See “Description of the Securities” below)

The Company is a run by a board of directors, comprised of one (1) director (the “Board” collectively, “Director” when referring to a director). The day-to-day management and investment decisions of the Company are vested in the Board and in the Officer. The Board is advised by an Advisory Board, comprised of various industry leaders, college professors, and vocational experts. As further described in the Offering Circular, the Company has been organized: (i) to fund the research, development and testing of the SBU design; (ii) to progress the research and development of the SBU design for the purpose of use on railcars, trains, and truck trailers; (iii) to conduct work in conjunction with commercial entities to determine product design and placement of the SBU in the market; (iv) to expand manufacturing capabilities through the acquisition of both real property and business personal property in the form of equipment; (v) to bring the SBUs to market; (vi) to expand solar generated hydrogen manufacturing and sales operations; (vii) to engage in the leasing of solar panels to persons near the Company’s proposed site.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Five Million Dollars ($5,000,000.00) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended, (“Reg A Tier II” or “Tier II”). The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. (See “Terms of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market, however reserves the right to do so in the future. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares.

Investors who purchase Shares will become Shareholders of the Company subject to the terms of the Shareholder’s Agreement (see Exhibit 3, the “Shareholders’ Agreement”) and the Bylaws of the Company (see Exhibit 2, the “Amended Articles of Incorporation and Bylaws”) once the Company deposits the Investor’s investment into the Company’s main operating account.

There will be an escrow account since there is a Minimum Offering Amount for this Offering. The Company has engaged North Capital Private Securities Corp. as escrow agent for this Offering. (See Exhibit 8 “Escrow Agreement”)

The Officers will receive compensation from the Company as employees. (See “Risk Factors” and “Compensation of Directors and Officers” below). Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” starting on Page 6)

As of the date of this Offering Circular, the Company has engaged a VStock Transfer as transfer agent in relation to this Offering.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates that sales will commence at during Q3 - 2021

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****
Amount to be Raised per Share	$1.00	$0.00	$0.99	$0.01
Minimum Investment Amount	$400.00	$0.00	$396.00	$3.96
Minimum Offering Amount	$250,000.00	$0.00	$247,500.00	$2,500.00
Maximum Offering Amount	$5,000,000.00	$0.00	$4,950,000.00	$50,000.00

*The Offering price to Investors was arbitrarily determined by the Board.

** The Company is not using an underwriter for the sale of Shares.

***Shares will be offered and sold directly by the Company, the Board and the Company’s respective Officers and employees. No commissions for selling Shares will be paid to the Company, the Board or the Company’s respective Officers or employees. While most Shares are expected to be offered and sold directly by the Company and its respective Officers and employees, the Company has engaged The Dalmore Group as independent managing broker-dealer to sell Shares who is entitled to receive commissions of one (1%) percent of the proceeds received for the sale of Shares.

****The Company has engaged The Dalmore Group as independent managing broker-dealer. All Proceeds under this column are commissions equaling one (1%) percent of the proceeds received for the sale of Shares. The Company reserves the right to engage other broker dealers for the sale of the Shares through this Offering.

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SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Shareholders’ Agreement and Company Bylaws, copies of which are attached hereto as Exhibit 2 and Exhibit 3, respectively, and should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and these documents, the Shareholders’ Agreement and Bylaws shall prevail and control, and no Investor should rely on any reference herein to the Shareholders’ Agreement or Bylaws without consulting the actual underlying documents.

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COMPANY INFORMATION AND BUSINESS	Solar Intermodal Corporation is a Delaware corporation with a principal place of business located at 101 Eisenhower Parkway, Roseland, NJ 07068 Phone 201-519-5501
MANAGEMENT	The Company is managed by a Board of Directors. The Board is comprised of one (1) Director, Mr. Robert Anderson, Jr. the founder, an owner, and the Chief Executive Officer of the Company.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling Company equity in the form of Common Stock (the “Common Stock” or the “Shares”). The Company will use the Proceeds of this Offering to scale up its operations.
SECURITIES BEING OFFERED	The Shares are being offered at a purchase price of $1.00 per Share. The Minimum Offering Amount for any Investor is $400.00. Upon purchase of the Shares, a Shareholder is granted (i) the right to vote on all matters subject to a Common Stock vote; and (ii) the right to receive dividends or disbursements, when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Shareholders, see “Description of the Securities” below.
COMPENSATION TO DIRECTORS	In addition to the fees detailed in the “Compensation of the Directors and Officers” section below, Robert Anderson will receive a reimbursement of $29,000.00 for offering expenses incurred in relation to this Offering upon the release of the Proceeds from escrow. The Director, Officers, and employees of the Company will not be compensated through commissions for the sale of the Shares through this Offering. Robert Anderson is also entitled to Milestone Bonuses and a Performance Bonus. See “Compensation of the Directors and Officers” below.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	Mr. Robert Anderson, Jr., the CEO and Director has extensive experience as a business manager, financier and entrepreneur and within company management. See the “Chief Executive Officer and Manager” section below for a more detailed explanation.
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INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the next below.

Each person purchasing Shares will be subject to the terms of the Shareholders’ Agreement, a copy of which attached hereto as Exhibit 3.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.

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COMMISSIONS FOR SELLING Shares

The Shares will be offered and sold directly by the Company, the Board, the Officers, and Company’s employees. No commissions for selling the Shares will be paid to the Company, the Board, the Officer, or the Company’s employees.

The Company engaged The Dalmore Group LLC, an independent FINRA registered broker-dealer to assist the Company with the sales of the Shares in exchange for a 1.0% commission on the Company’s aggregate sales of the Shares sold.

The Investor who is admitted to the Company through such broker-dealer (and not directly through the Company, the Officer, or the employees) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

NO LIQUIDITY	There is no public market for the Shares, and none is expected to develop. Additionally, the Shares will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. (See “Description of the Securities” below.) Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. (See “Risk Factors” below.)
LEVERAGING THE PORTFOLIO	The Company may utilize funds provided by third parties to leverage the potential value of the Company’s assets. Such assets may include equipment, real estate, or other business personal property. The Board has the sole discretion as to the use of such leverage, and the terms of any such agreement between the Company and the third party providing such funds.
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COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding and management of real estate and costs and expenses associated with the disposition of real estate or other Company assets.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

INVESTMENT RISKS

The Company is controlled by its Chairman/Board of Directors, and only Common Stock Shareholders have voting rights.

The Company’s founder, Robert Anderson, currently holds a majority of the Company’s Shares and at the conclusion of this Offering will continue to hold a majority of the Company’s voting stock. As a result, Investors in this Offering will not have a majority of voting Shares and therefore will not have the have the ability to control a vote of the Shareholders.

Investor’s ability to transfer Shares may be limited.

The Shareholders’ Agreement restricts transfers of stock of the Company, or any interest therein to any person or entity either by gift or bequest or by mortgage, pledge, or other hypothecation, without prior written consent of the Board, with the sole exception that each Shareholder may provide for the disposition of his or her Shares in a will or other testamentary device without the Board’s consent.

There is no current market for the Shares.

There is no formal marketplace for the resale of Company Shares and none is expected to arise for the foreseeable future. Investors should assume that they may not be able to liquidate their investment.

The Company may raise additional capital through equity offerings. Therefore, any ownership interest in Solar Intermodal may be diluted in the future if the Company does not raise enough funds in this fund-raising effort, Solar Intermodal may conduct another offering, and/or seek angel investors, venture capital funds, or funds from an equity partner.

The Company might not sell enough securities through this Offering to meet its operational needs. Even if the Proceeds received equal the Maximum Offering Amount, the Company may need to raise more funds in the future through additional offerings. Solar Intermodal may offer additional Shares and/or other classes of equity or debt, or other forms of securities. If equity, or a security convertible into equity, is offered in these future offerings, then Shareholders’ ownership percentages in the Company may be diluted.

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Shareholders are limited in their ability to sell their Shares pursuant to the Company’s Shareholders’ Agreement.

Each Shareholder agrees that, he or she will not sell, transfer, assign, or otherwise dispose of (either voluntarily or by operation of contract or law) any Shares of the Company, except in limited circumstances, such as death, permanent disability, removal by the Company, and insolvency, without first offering such Shares for sale to the Company and to the other Shareholders at the same price and on the same terms and conditions as the selling Shareholder proposes to sell, transfer, assign, or otherwise dispose of the Shares pursuant to a bona fide offer received by the selling Shareholder, disclosing the terms and conditions of such bona fide offer and the identity of the offeror. The Company has thirty (30) days within which to accept such offer pursuant to the terms of the Shareholders’ Agreement.

The Offering price of the Company’s Shares was not established on an independent basis; the actual value of your investment may be substantially less than what Investor pays for the securities.

Solar Intermodal’s Board of Directors established the Offering price of the Company’s Shares on an arbitrary basis. The selling price of the Shares bears no relationship to the book or asset values or to any other established criteria for valuing Shares. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that an Investor would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

BUSINESS RISKS

The Company is an early stage company and has not generated any profits since inception.

The Company has been exclusively conducting research and development activities regarding the Company’s inventions that are intended to create a safer and more efficient power source for locomotives and electric-vehicle (“EV”) trucks, and has not generated revenue as of the date of this Offering Circular. The Company may not be able to succeed as a business without additional financing. The Company has incurred losses from operations and has had negative cash flows from operating activities since its inception. Its current operating plan indicates that the Company will continue to incur losses from operating activities given ongoing expenditures related to the development and implementation of the Inventions. Without sufficient additional funds, the Company’s ability to continue as a going concern for the next twelve months is dependent upon the Company’s ability to raise the necessary funds from Investors to meet financial obligations.

Furthermore, the Company’s anticipated plan of operations anticipates a research and development schedule of at six to twelve months before the Company anticipates any revenues to be generated or profits to be made (see “Plan of Operations” below).

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The Directors have a lack of experience in the solar industry.

The Directors have a lack of management experience in the solar industry which may result in slower growth or a loss of certain opportunities that may arise throughout the life of the Company. This lack of experience may result in a loss of revenues which could adversely affect the returns on investments. To mitigate this, the Company has assembled an advisory board with ample experience in the railroad and solar industries to advise the Board on business decisions. (See “Advisory Board” below)

The Company may never have an operational product.

It is possible that a commercially operational or viable product may never be produced as a result of the Company’s research, development, and design activities regarding the Solar Bracket Unit technology (the “Invention(s)”). It is possible that the failure to release any product is the result of a change in business model due to the Board making a determination that the business model needs to be changed, or some other external factor not in the Company’s control. Even though the Board will make an effort to steer the Company towards success, the Company cannot guarantee that any changes to the business model will be in the best interest of the Company and its Shareholders.

Developing new products and technologies entails significant risks and uncertainties, including if the SBUs sales do not meet the Company’s projected performance goals, or if unforeseen development costs are incurred and Solar Intermodal’s cost estimates are understated.

The Company is currently in the research and development stage and has not manufactured for the Inventions. Delays or cost overruns in the development of the technology and failure of the Inventions to meet anticipated performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design, and regulatory hurdles. Any of these events could materially and adversely affect the performance success of sales and the results of operations.

The SBUs, the leasing of solar panels, and solar-generated hydrogen sales could fail to achieve the sales projections expected.

The growth projections are based on the assumptions that the Inventions for use on intermodal railcars can be successfully industrialized, manufactured, sold and supported. The Company assumes that the research, development, and design process will be successful in developing strategic partnerships that will financially support the development of the SBU systems, the Company’s solar-generated electricity and hydrogen production activities. It is possible that the SBUs will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of an investment.

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The loss of one or more of the Company’s key personnel, could harm the Company’s operations.

The Company currently depends on the continued services and performance of key members of its management team. The loss of key personnel from disability, death, or attrition could disrupt operations and have an adverse effect on the operational success of the business.

Costs may grow more quickly than the Company’s revenues, harming the business and profitability.

Delivering the SBUs to market is costly because of the upfront research and development expenses required to bring a functional, safe, and marketable SBU system. Furthermore, the technical and specialized nature of the Company’s designs may result in a higher demand for more specialized and skilled, and therefore more expensive, employees. The Company expects operational expenses to continue to increase in the future as the SBU systems demand and the hydrogen generation activities of the Company expands and there is a need to hire additional employees. Projected expenses and/or the time-to-market may be greater than anticipated and any capital investments intended to make the business more efficient may not be successful. In addition, the Company may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in costs may adversely affect the Company’s business and profitability.

The Company relies on third parties to provide services essential to the success of the business. Unavailability of contract engineers and technicians to support development efforts could cause disruptions in the business.

The Company relies on third parties to provide a variety of essential business functions, including testing, design, engineering, manufacturing, systems integration specialists, marketing, proposal drafting, distribution, and other partners. Quality and timeliness of parts manufacturers is critical to the Company’s ability to build prototypes for development and internal testing.

The Company intends to use the manufacturing licensees, systems integrators, OEMs, and distributors for the manufacturing and distribution of the Company’s products. Discussions with some of those industry players are currently in the early stages. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the Company will experience delays, defects, errors, or other problems with their work that will materially impact operations and the Company may have little or no recourse to recover damages for these losses. A disruption in these third parties’ operations could materially and adversely affect the business. As a result, any investment could be adversely impacted by the Company’s reliance on third parties and their performance.

Commercialization risk if the SBUs are not competitive, or if the SBUs fail to meet market entry objectives, or if Government bids are rejected.

Solar Intermodal will be developing and designing the SBU technology with the expectation such technology will be commercially viable for railroad and EV truck operators. Additionally, the Company will use the Proceeds of this Offering to design the SBUs for direct sale to the worldwide rail and logistics market. (see “Narrative of the Business”) The Company has no intention to conduct all necessary processes for execution of this strategy internally. Therefore, the current business model relies on strategic partners to 1) assist in development and design of the technology; 2) to distribute the SBUs to market; (3) to conduct market research and to draft bid proposals to private and public persons; or (4) manufacturing of any prototype parts. If the strategic partners do not take on this capital-intensive initiative, the Company may require significant additional financing to bring the SBU systems to market.

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The Company’s business, including costs and supply chain, is subject to risks associated with sourcing and manufacturing.

In the event of a significant disruption in the supply of the raw materials used in the manufacture of the products, the Company and our strategic partners might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

RISKS RELATED TO INTELLECTUAL PROPERTY AND GOVERNMENT REGULATION

Solar Intermodal has provisional Patents that the Company might not be able to convert to utility patents or protect.

The Company's does not currently hold any utility patents for the SBUs. However, the Company has filed provisional patents for the SBUs. It is possible that the Company is not granted utility patents by the USPTO for the SBUs, or that the claims granted patent status are insufficient to prevent competition. It is possible that competitors may attempt to misappropriate or violate intellectual property rights owned by the Company. The Company intends to protect its intellectual property portfolio from such violations, within the constraints of available resources. It is important to note that unforeseeable costs associated with such practices may consume a significant portion of capital, which could negatively affect the Company’s research and development efforts and business, in general. However, the Company has anticipated the possible need to protect its Patents from infringement and therefore has allocated Proceeds from this Offering to account for this potential event. (see section titled “Use of Proceeds” below)

The ability to sell the products is subject to United States and international government regulations, which are subject to change at any time.

The Company’s products will be subject to regulation by the Federal Railroad Administration (the “FRA”), a subagency of the Department of Transportation and equivalent agencies in other countries. Generally speaking, the SBUs are required to be FRA certified. For more information on the regulatory requirements of the SBUs, please see “Description of the Business” below.

There is a risk that the novelty of the SBU system as applied to railcars causes a delay within the FRA for approval. This may negatively affect revenues and may cause the Company economic injury, which may negatively affect Shareholders.

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RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In some cases, if you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or common law as a result of an investment in the Company’s Shares, you could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Company’s Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in the Company’s Shares, you should satisfy yourself that:

  Your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;
  Your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
  Your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) ;and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
  Your investment will not impair the liquidity of the trust, plan or IRA;
  Your investment will not produce “unrelated business taxable income” for the plan or IRA;
  You will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document and
  Your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

DILUTION

The Company is offering up to 5 Million (5,000,000) Shares of Common Stock to Investors through this Offering. On January 1, 2021 Robert Anderson Purchased 455 Shares of Common Stock for $20,407.30 with each Share costing approximately $44.85 per Share. The Board subsequently executed a stock split of 100,000 Shares for every Share of Common Stock. After the stock split, the effective price per Share to Robert Anderson equals approximately $0.000485. The Shares are being offered at $1.00 per Share in through this Offering.

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PLAN OF DISTRIBUTION

This Offering will be made to Investors through general solicitation, direct solicitation, and marketing efforts. In addition to direct sales of the securities by the Directors, Officers, and employees of the Company, the Company has chosen to also sell the Shares through the services of one independent broker-dealer is a member of the Financial Industry Regulatory Authority.

At the time of this Offering Circular, the Company has engaged The Dalmore Group (“Dalmore” or “Managing Broker Dealer”) as independent managing broker-dealers to help in the sale of the Shares. The Company reserves the right to engage additional FINRA member broker-dealers at any point from the date of this Offering Circular to the termination of the Offering (assuming the offering is qualified by the SEC).

The Directors, Officers, and employees of the Company will not receive any commission or any other remuneration for these sales. In offering the Shares on behalf of the Company, the Directors, Officers, and employees of the Company will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company believes that the Directors, Officers, and employees of the Company are Associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) all Directors, Officers, or employees primarily performs substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has been a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee participates in selling an offering for securities more than twelve months from the date of this Offering Circular.

The Company will use Dalmore as its managing broker dealer for the sale of the Shares. Dalmore will charge Company a 1% percent commission fee for its services on all aggregate sales of the Shares. This does not include flat fees charged by Dalmore

Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary if the Company engages broker dealers in addition to Dalmore. The Investor who is admitted to the Company through a broker-dealer(s) will not be responsible for commissions payable to the broker-dealer(s).

The Company has engaged North Capital Private Securities Corp. as escrow agent for this Offering. Furthermore, the Company has engaged VStock Transfer, LLC as transfer agent for this Offering.

The Minimum Investment Amount is Four Hundred Dollars ($400.00) and the Maximum Offering Amount is Five Million Dollars ($5,000,000), subject to an increase of the Maximum Offering Amount through a qualification by the SEC of a post-qualification amendment.

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There is no arrangement or plan to limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution. No market exists for the Shares and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered. There is no intent to or plan to withhold commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation.

The Company reserves the right to amend any terms agreed upon between the Company and any third parties related to the sale of the Shares, including those with any broker dealers or underwriters, subject to SEC approval of a post qualification amendment.

In the event the Company does not raise enough Proceeds to reach the Minimum Offering Amount, the Company will instruct the escrow agent to return such funds the Investors. Upon the reaching of the Minimum Offering Amount, the escrow agent will release the Proceeds from the escrow account to the Company’s operational account.

Selling Security Holders

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to fund the research, development and testing of the SBU design; (ii) to progress the research and development of the SBU design for the purpose of use on railcars and trains; (iii) to conduct work in conjunction with commercial entities to determine product design and placement of the SBU in the market; (iv) to expand manufacturing capabilities through the acquisition of both real property and business personal property in the form of equipment; (v) to bring the SBUs to market; (vi) to expand solar generated hydrogen manufacturing and sales operations; (vii) to engage in the leasing of solar panels to persons near the Company’s proposed site.

Use of Proceeds Table

(Raise Amount)	$250,000	$2,500,000	$5,000,000
General and Administrative (including Salaries)	91,682 (37%)	1,577,937 (62%)	1,577,937 (31%)
Real Estate Facilities and Manufacturing	1,035 (0%)	169,394 (7%)	2,661,394 (53%)
Research & Development	151,479 (61%)	572,287 (23%)	572,287 (11%)
Marketing	3,500 (1%)	100,000 (4%)	100,000 (2%)
Reserve Capital	2,000 (1%)	100,000 (4%)	100,000 (2%)

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Minimum Raise Amount - the majority of the minimum raise amount of $250,000 will be used on the prototype development costs in constructing the Supertrap Deluxe Single Stack SBU in conjunction with a short-line rail operator. Certain functions will be carried out by the rail operator, such as wiring a flatbed rail car as per the electrical code of standard railroad operations.

Capital costs incurred are to be used in the acquisition of certain large purchase items such as rail equipment namely a flatbed railcar and intermodal cargo containers. Building materials to construct the Supertrap Deluxe Single Stack SBU metal framing and guide motors. Other capital assets include solar panels, inverters, and other various electrical equipment.

Expenses associated with the construction of the Supertrap Deluxe Single Stack SBU include labor for metal fabrication, welding, wiring, mechanical engineering drawing, basic mechanical function testing and electrical connection to the locomotive testing. Documentation for the non-provisional patent filing is also required.

Reserve capital is to be set aside to accommodate the risk associated with the recent supply side shortages in construction materials due to market conditions and the potential increase in inflation.

$2,500,000.00 Partial Raise – In the event 50% of the Maximum Offering Amount is raised, the Company intends to increase prototype research and development into additional SBU designs.

The development of the other designs requires more real estate and thus will increase the lease costs. Certain functions will be carried out by the rail operator, such as wiring a flatbed rail car with 3phase 480 volt as per the electrical code of standard railroad operations.

Increased costs for research and development are intended to be used in the acquisition of certain large purchase rail and trucking equipment namely multiple flatbed railcars and intermodal cargo containers. Building materials to construct the Supertrap Deluxe Single Stack SBU metal framing and guide motors. Other capital assets include solar panels, inverters, and other various electrical equipment.

The Company also intends to allocate Proceeds for the filing and prosecution of non-provisional patent filings within the USPTO and possibly a PCT application. The hiring of critical managers such as a CFO and an industrial engineer will increase the costs of General and Administrative expenses. Reserve capital is to be set aside to accommodate the risk associated with the recent supply side shortages in construction materials due and the potential increase in inflation.

$5,000,000.00 Maximum Raise Amount

In the event the Maximum Offering Amount is raised, the company will direct the Proceeds to the purchase of real estate for an R&D and manufacturing facility. The Company will also solicit the services of qualified expert independent contractors to assist in site plan development for a manufacturing facility, a solar yard farm, and hydrogen production plant. Solar Intermodal intends to identify locations of a Model Site for its manufacturing, solar yard, and hydrogen production operations.

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The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned Use of Funds for the Company’s operations and current objectives. The Company has submitted a grant application with the National Science Foundation for $256,000. Response regarding this grant application is still pending as of the date of this Offering Circular. The Company does not intend to raise funds from other sources in order to achieve its investments, except the possible use of leverage from third party, trusted lenders. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment, as the Company does not have any agreements with any financers, lender, nor banks from which to borrow money.

For a discussion on the Company’s intended means of executing the stated goals, please refer to “Plan of Operations” below.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

SUMMARY

SOLAR INTERMODAL CORPORATION is a research and development company specializing in the placement of solar energy panels in previously untenable places, including on intermodal rail cars and truck trailers.

Solar Intermodal Corporation is a zero-emission technology company formed to further an endeavor named “Project Solar Blanket”, an initiative to install solar energy devices across the United States for various industrial and commercial uses. The first iteration of this will be the placement of solar panels on railcars truck trailers.

The Company has invented and holds provisional patent applications for a bracket mounting system for solar panels on intermodal rail cars, named the Solar Bracket Unit or “SBU”. The Company anticipates that the final design of the SBU (as integrated onto railcars) will have significant advantages for the driving of such rail engines on solely diesel. The Company has filed for a patent with the United States Patent and Trademark Office (USPTO) covering the SBU designs.  The Company is looking to use the Proceeds from this Offering to further develop the SBU technology and to prove its safety, efficiency and effectiveness, as well as to market the test data to potential buyers.

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to fund the research, development and testing of the SBU design; (ii) to progress the research and development of the SBU design for the purpose of use on railcars and trains; (iii) to conduct work in conjunction with commercial entities to determine product design and placement of the SBU in the market; (iv) to expand manufacturing capabilities through the acquisition of both real property and business personal property in the form of equipment; (v) to bring the SBUs to market; (vi) to expand solar generated hydrogen manufacturing and sales operations; and, (vii) to engage in the leasing of solar panels to persons near the Company’s proposed site.

The Net Proceeds from this Offering will not be used to compensate or otherwise make payments to the Directors, Officers, or employees of the Company, unless and to the extent it is as otherwise stated in this Offering Circular.

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OVERVIEW

History of the Business

Solar Intermodal Corporation was organized under the laws of Delaware. Originally formed on January 1, 2021, the Company filed an amendment to the Articles of Incorporation adding a class of preferred stock as well as authorizing more shares of Common Stock (See Exhibit 2 “Amended Articles of Incorporation and Bylaws”) The Company has been exclusively conducting research and development activities regarding the Company’s Inventions and has not generated revenue as of the date of this Offering Circular.

Prior to the incorporation of the Company, Mr. Robert Anderson was developing the ideas and core designs fundamental to SBU System. Since its creation, Mr. Anderson has directed the Company’s efforts to the development of the SBU system design to prove the functionality of the concepts. To date, the Company has developed the designs for experimental SBU design prototypes. As of the date of this Offering Circular, no physical prototypes have been made. Upon a successful Offering, the Company intends to develop prototypes and conduct extensive data collection and analysis for the SBU systems. This will include collection of the effectiveness of such designs with respect to energy generation and efficiency. None of the SBU brackets are currently sold within the marketplace, however the Company intends to develop a research, development, and manufacturing facility using the Proceeds of this Offering

The intent of the Company is to use the Proceeds of this Offering to further develop a functional and market-ready SBU in order to provide a functional and safe addition to railcars/truck trailers and to further the Company’s mission to develop zero-emission energy sources.

Solar Intermodal Products

The Company’s mission statement is to facilitate the transitional economy from carbon-based fuels to the “new climate economy” through the simple implementation of zero-emission technologies in industrial and commercial applications for climate sustainability and reduced fuel costs.

Solar Intermodal serves markets in transportation efficiencies, renewable energy generation, and real estate that support zero-emission energy production.

The Company intends to have three primary revenue streams (1) sales, leasing, and licensing of SBUs; (2) resale or leasing of solar panels (via SBU sales, leasing, licensing); (2) energy generation through solar generation on Company real estate; and, (3) zero-emission hydrogen generation and manufacturing through electrolysis and distribution of produced hydrogen.

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The Solar Bracket Unit (SBU)

Solar Intermodal’s SBU system is designed around the overall standardization of the global intermodal cargo container system.  In essence, the Company has developed several designs whereby solar panels can be effectively and safely mounted to standardized intermodal containers. Cargo shipping containers are essential to global commerce. The exposed surface area of each container makes them ideal for the affixation of solar panel arrays.  The North American intermodal transportation system is enormous, causing a tremendous amount of fuel consumption.

The obvious reason for mounting solar panel on the railcars is for power generation. Almost all of the locomotives in the world are driven by electric motors, as powered by diesel engines. In this case the diesel engine is acting as the “prime mover” which in turn powers the “electric generator”. The electric generator in a locomotive is usually a diesel engine, which after electrical generation powers the electrical “traction motors” which has contact with the rail, driving the locomotive.

While in motion, solar panels, as mounted on the SBU, will supplement the electrical Traction Motors power demands directly using electricity generated by the solar panels. The solar panels charge battery banks which in turn drive electric the traction motors. While the locomotive is not in motion, power production can occur while the vehicle is sitting idle in the yard or in motion, regardless of the primary power plant fuel source. This electricity can in turn be sold back to the local electrical utility grid.

The Company seeks to reduce diesel fuel consumption in freight transportation vehicles by dividing electrical loads with zero-emission renewable energy by continuously charging battery banks of newly developed locomotive hybrids, battery-powered locomotives, and electric semi-trucks. Much of the machinery within locomotives operates on 3-phase 480 volt alternating current to feed the demanding inductive loads of large electric motors.  Standard traction motors on locomotives and newly designed electric trucks on the market also use the same electric characteristics however with the help of high frequency computerized controls.  Most, if not all, are powered by diesel fueled electric generators.

Mounting the SBU on the containers requires the same loading and unloading equipment currently in existence and used today by railcar loading docks. Because it utilizes the same loading equipment, there are very few barriers to practical integration of the SBUs into existing railroad infrastructure.

The potential size of the zero-emissions market is immeasurable. Diesel fuel is used around the world for a wide variety of industrial and commercial applications. It is a significant cost to freight operators and the main source of greenhouse gas emissions. Cutting the cost of using diesel fuel for these operators is the most attractive feature in their adoption to transitioning to the use of zero-emission power. Secondarily, the train operators will be able to generate revenue from the sale of excess electricity to the electric utility grid while SBU-equipped railcars are sitting idle in a railyard.

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SBU Designs

There are three core designs for the SBU; the Intermodal SBU, the Venus SBU, and the Supertrap Deluxe SBU. The first two designs affix the solar panels to the exposed long-sides of a container and the roof.

The Supertrap Deluxe SBU design is a telescopic design. The telescopic models slide along a channel on the rail car in a telescopic manner to encapsulate the cargo containers to allow for side loading as well as gantry.  During the loading phase the SBU’s retract to the front and rear of the rail car. A gantry crane operator or side car loader can place the cargo container, or any cargo for that matter, into the bed of the rail car with minimal contact with the sides.  Once loading is completed, the SBU’s move forward and surround and engulf the cargo with solar panels.

Some rail cars and semi-truck trailers can be permanently modified with the bracket frames, solar panels, batteries and other various electronics.  The SBU systems provide a means of cascading the connection of one rail car to another through modification inclusive of electrical, circuit breaker panels, and battery banks.

All SBU System configurations are designed to utilize current railroad tooling and infrastructure for installation onto the intermodal container. Most SBU designs can be added and removed from double stacked or signal stacked cargo containers using current on-loading and offloading equipment such as cranes and stacker lifts.

Intermodal SBU

The standard Intermodal SBU is a configuration that matches dimensions of solar panels along the top sides and long sides of intermodal cargo containers, from cubed-corner to cubed corner. This configuration applies to all lengths of containers. The Intermodal SBU utilizes the standardization of intermodal equipment to attach and detach to the cargo containers themselves. In addition to the solar panels, the Intermodal SBU contains connector hardware, circuit breaker panels, and revenue-grade electric meters. The Intermodal SBU may also be attached and detached to other types of railcars such as box cars and auto train haulers, or to semi-truck trailers for electric trucks.

Venus SBU

The Venus SBU is a more advanced design than the Intermodal SBU, designed specifically for use on semi-trucks. Essentially the Venus SBU is a series of modifications to a standard Intermodal SBU. The solar bracket is affixed to the trailer to the full dimensions of the trailer length and width. The top of the Venus SBU closes onto the cargo container once it is loaded onto the trailer so as to encapsulate the container in solar panel arrays. The electric modification contains an extra battery storage bank and varies computer control systems added to the trailer, including any inverters as necessary to increase the hauling range of a standard EV truck.

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Supertrap Deluxe SBU

The Supertrap Deluxe is applicable for both single stack flatcars and double stack intermodal cargo container rail well cars. The Supertrap Deluxe SBU requires a series of physical and electrical modifications to be made to either a flat car or a double-stacked rail well car. The solar panel SBU’s slide along a track installed on the car, encapsulating the cargo in a telescopic manner. During the loading phase the SBU’s retract to the front and rear of the rail car. A gantry crane operator or side car loader can place the cargo container, or any cargo for that matter, into the bed of the rail car with minimal contact with the sides. Once loading is completed, the SBU’s move forward and surround and encapsulate the cargo with solar panels.

Power Generation on Company and Third-Party Real Estate

The Company intends to lease or purchase real estate (the “property”) in the Northeast part of the United States, depending on the amount of Proceeds raised through this Offering. This Company property will function as a research and development, manufacturing, and power generation site.

The Company has modeled possibilities on the initial site and intends to place a utility-scale solar farm on the property. This is in conjunction with SBU research and development and manufacturing operations.

Solar Intermodal will be acquiring large inventories of solar panels for installation and use for its SBU systems. As the Company increases its inventory of panels, the Company intends to install, for the purpose of solar power generation, the excess panels on Company property and at third-party satellite locations such as industrial buildings, rail yards, and freight yards.

The demand for the solar-generated electricity derives from both government incentives and utility company clean energy purchasing requirements. The clean zero-emission solar-generated electricity produced will be sold back to the local electric utility grid, generating revenues.

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The Model Company Site

A model site for lease or purchase by Solar Intermodal includes a connection to a rail line. The connection to a rail line will permit the Company to receive and install SBUs on containers and railcars, before delivering the SBU-outfitted containers and railcars back to the railroads. The cars will generally stay static on Company property for some time before delivery to the rail operators. It is the intention of the Company to outfit these static railcars and container with the SBUs, using the power generated as the containers sit in the railyard for solar-energy generation activates, including sale of the energy back to the electric grid and hydrogen generation activities. An industrial sized battery storage facility and green hydrogen production facility may be powered by these panels on site. When railcars or containers are needed by the rail operators, they are simply disconnected from the Company electrical grid, loaded onto the Company rail, and sent on their way.

The Company property may also install arrays of permanently mounted solar panels throughout the facility, including within trenches located between parked rail cars to reflect light onto the SBU equipped containers or railcars. Below is an image of a proposed site plan for the Company property.

The intended model site must meet at least two criteria (1) the site must have a rail yard with access to the service line; and (2) a sufficient connection to the electrical utility grid.

Hydrogen Generation

Ancillary and complimentary to the power generation activities on the Company property, the Company intends to place hydrogen production facilities on the site. Hydrogen production is relatively simple in its concept. The Company intends to use the process of electrolysis to manufacture hydrogen on a commercial scale, using the on-site solar electricity generation to fuel the electrolysis process. Solar Intermodal hydrogen production facilities will be located on its planned model sites and use utility scale solar panels and the SBU System equipped rail cars and tractor trailers to power commercial grade electrolyzers.  Clean electric power is also stored in commercial sized battery storage banks.  To prevent battery overcharge, excess power is also diverted to the commercial grade electrolyzers to produce green hydrogen.

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The United States Energy Information Administration characterizes hydrogen production in the following manner:

“Electrolysis is a process that splits hydrogen from water using an electric current. Electrolysis is commonly used to demonstrate chemical reactions and hydrogen production in high school science classes. On a large, commercial scale, the process may be referred to as power-to-gas, where power is electricity and hydrogen is gas. Electrolysis itself does not produce any byproducts or emissions other than hydrogen and oxygen. The electricity for electrolysis can come from renewable sources such as hydro, solar, or wind energy. If the electricity for electrolysis is produced from fossil fuel (coal, natural gas, and petroleum) or biomass combustion, then the related environmental effects and carbon dioxide emissions are indirectly associated with electrolysis.”

The electrolyzers are powered by electricity generated by a zero-emission source (solar panels) therefore placing the Company in the forefront of the rapidly growing hydrogen manufacturing industry.

The Company intends to utilize third-party contractors to manufacture, store, and distribute the hydrogen produced using the Company’s equipment on the Company’s site.

Markets and Distribution Channels of the Company’s Products

SBU Market

The initial market for the SBU Systems will be the intermodal railroad industry. Players in this industry haul freight by means of intermodal cargo containers and generate revenue by moving double-stacked rail cars over great distances in high quantities. It is estimated that approximately 25,000,000 containers complete hauls (point A to B is a haul) in the United States each year. The majority of freight railroads move train cars with a diesel-electric locomotive contributing to the factor that the amount of diesel fuel burned in a year is enormous and, in turn, so is the operating expense of diesel for railroads. Because these carriers are in the business of transporting massive amounts of cargo for long distances, the net cost-reduction realized by adopting solar-powered locomotives would be higher than other rail carriers.

The global diesel fuel market is expected to record $93 billion in incremental growth from now through 2024 despite societal pressure for cleaner technologies. In 2019, diesel fuel consumption by the U.S. transportation sector was about 47.2 billion gallons (1.1 billion barrels). This amount accounted for 15% of total U.S. petroleum consumption and, on an energy content basis, for about 23% of total energy consumption by the transportation sector. Increasing adoption of zero-emission technology that will allow the transportation industry a new avenue to generate energy efficiently and cost effectively will completely disrupt the market. These demand drivers coupled with the social movement for clean energy will continue to bolster the potential for Solar Intermodal and the demand for the SBU system.

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In North America, freight railroads have been organized into five Class I railroads with monopolistic geographic markets. Secondary operators, known as ‘short lines’, provide additional access to various areas and contribute about 35% of revenue to the Class I railroads

A secondary market for the SBUs is electric, hybrid and hydrogen semi-truck operators. The Venus SBU is specifically designed for use on EV trucks and the hydrogen generated by the Company can be sold to hydrogen semi-trucks. This customer type values low cost and energy efficient logistics. Accessibility to effortless renewable energy generation for their operations that is able to plug into the electric truck charger receptacle would be invaluable; providing extra battery to extend the range of the vehicle lowering time and costs of shipments. The EV Truck market is even broader, with millions of independent owner-operators and thousands of fleets

The Company intends to sell the SBUs outright in addition to leasing the SBUs to railcar owners and operators for fixed terms.

Solar-Generated Electricity Market

The Company intends to sell the electricity generated by the on-site solar panels back to the local utility in which the Company property will lie.

As Solar Intermodal develops, the Company will install solar panel arrays to generate electricity to be sold back to the grid. The utility companies may have a renewable energy generation quota whereby a certain percentage of their electricity is generated from green sources. The Company intends to assist the utilities by providing a green source of electricity generation on the Company’s property.

Hydrogen Generated by the Company

The market for zero-emission generated hydrogen includes, but is not limited to: hydrogen fuel cell manufacturers, retail hydrogen distributors including hydrogen fueling stations (for vehicles powered by hydrogen), medical hydrogen consumers, industrial hydrogen consumers, and other commercial consumers of hydrogen.

Competing Technology

With respect to the SBU system, there is no direct competing technology or companies with a similar product to the SBUs. However, solar generated electricity and hydrogen manufacturing are relatively mature industries with many competitors for these two revenue streams.

License or Sale of the Company’s Assets

The Company intends to operate for as long as the Board and Shareholders deem the continuation of the Company’s existence to be prudent and/or advisable. However, after the Proceeds of this Offering are used in accordance with this Offering Circular, the Board anticipates that the value of the Company will significantly increase if the Company can reach the milestones it expects to achieve. If, at such time, sale or license of the underlying assets (in this case the patent(s) and inventions) is deemed by the Board to be the most prudent path forward for the Company, then the Board may cause a sale of the assets to a third-party and liquidation of the cash reserves to the Shareholders in accordance with the Shareholders’ Agreement. Alternatively, if the Company receives a bona-fide third party offer for the purchase of a Majority of the outstanding Shares, the Board will consider such an offer and may decide that sale of the Company is in the best interests of the Company and the Shareholders.

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Employees and Experience of Management

As of the date of this Offering Circular. The Company has one full-time employee. Mr. Robert Anderson. The Company intends to expand this using the Proceeds of this Offering. For a detailed description of the qualifications of the persons in management, see “Directors, Officers, Significant Employees” below.

Legal Proceedings

The Company has no legal proceedings including proceedings in bankruptcy, receivership, or similar proceedings.

Distinctive Characteristics of the Company’s Business

Solar Intermodal Corporation is a zero-emission technology company formed to satisfy an endeavor named “Project Solar Blanket”, an initiative to install solar energy devices across the United States for various industrial and commercial uses.

The current political and economic climate has made renewable and zero-emission energy attractive both financially and socially. In early 2021, President Joe Biden announced that he was implementing his “Build Back Better Plan” touting the ambitious goal of making the United States a net zero-emission country by 2050. The timing for this is very closely aligned with the Company’s stated mission statement and products. According to his website

“President Biden will make a $2 trillion accelerated investment, with a plan to deploy those resources over his first term, setting us on an irreversible course to meet the ambitious climate progress that science demands.

Biden will make far-reaching investments in:

Infrastructure: Create millions of good, union jobs rebuilding America’s crumbling infrastructure – from roads and bridges to green spaces and water systems to electricity grids and universal broadband – to lay a new foundation for sustainable growth, compete in the global economy, withstand the impacts of climate change, and improve public health, including access to clean air and clean water.

Auto Industry: Create 1 million new jobs in the American auto industry, domestic auto supply chains, and auto infrastructure, from parts to materials to electric vehicle charging stations, positioning American auto workers and manufacturers to win the 21st century; and invest in U.S. auto workers to ensure their jobs are good jobs with a choice to join a union.

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Transit: Provide every American city with 100,000 or more residents with high-quality, zero-emissions public transportation options through flexible federal investments with strong labor protections that create good, union jobs and meet the needs of these cities – ranging from light rail networks to improving existing transit and bus lines to installing infrastructure for pedestrians and bicyclists.

Power Sector: Move ambitiously to generate clean, American-made electricity to achieve a carbon pollution-free power sector by 2035. This will enable us to meet the existential threat of climate change while creating millions of jobs with a choice to join a union.

Housing: Spur the construction of 1.5 million sustainable homes and housing units.

Innovation: Drive dramatic cost reductions in critical clean energy technologies, including battery storage, negative emissions technologies, the next generation of building materials, renewable hydrogen, and advanced nuclear – and rapidly commercialize them, ensuring that those new technologies are made in America.

The Company expects that, over the next four years, government support in the form of grants or subsidies will increase for the Company’s business operations.

Description of Property

The Company does not own or lease any material real or business personal property as of the date of this Offering Circular.

Management’s Discussion and Analysis Of Financial Condition

Liquidity and Capital Resources

Our primary sources of liquidity are proceeds from the issuance of common stock. For the period from January 1, 2021 (inception) to March 31, 2021, the Company raised $37,000.00 from equity related issuances (from non-related parties). Additionally, our founder and Chief Executive Officer contributed $21,966.00 in capital for corporate business expenses.

The Company has cash on hand of $17,140.00 at March 31, 2021. Although the Company intends to raise additional debt (third party and related party lenders) or equity capital (historically shareholder capital contributions), the Company expects to incur losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company executes its business plan.

As of March 31, 2021, and the date of this Offering Circular, the Company does not have any material commitments for capital expenditures.

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Plan of Operations and Development Schedule

As stated above, the Company is using these Proceeds to further the development of the SBU designs as well as to engage in solar energy generation on a Company site. The following is a brief description of the milestones necessary to achieve these goals as determined by the Company:

1.	Design and build operational prototypes of the three SBU designs (Supertrap Deluxe SBU, and the Venus SBU);
2.	Lease real property with track storage space and an industrial (rail)yard;
3.	Acquire flatbed rail cars, cargo containers, steel tubing materials, solar panels and components;
4.	Engage mechanical engineering firm to draft engineering drawings and processes for scalable-SBU fabrication and manufacturing;
5.	Engage or employ metal fabricators, welders, and other skilled tradesmen to begin manufacturing of SBUs;
6.	Submit non-provisional patent application(s) with the USPTO; File PCT application;
7.	Increase marketing activities regarding SBU systems to potential buyers;
8.	Contract with third party grant writers and application specialists;
9.	Begin development of Company real property for the purpose of expanding Company’s activities into solar farm and hydrogen manufacturing;

The preceding represents the Company’s best estimate of how to move forward to achieve its intended goals in the most efficient manner. The Company intends to hire or contract qualified persons or companies when such a need arises. The Company reserves the right to change this plan of operations and schedule at any time at the sole discretion of the Company. In the Company’s opinion, the Proceeds from this Offering will satisfy its cash requirements necessary to implement the plan of operations

Directors, Officers and Significant Employees

Directors

Name	Position	Age	Term of Office	Approx. Hrs/Week
Robert Anderson	Director	47	January 2021- Present	Full time

Officers

Name	Position	Age	Term of Office	Approx. Hrs/Week
Robert Anderson	CEO	47	January 2021- Present	Full time

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Family relationship disclosure

There are no familial relationships between persons within the Company.

BUSINESS EXPERIENCE – DIRECTORS/OFFICERS

Robert R. Anderson, Jr. – is the founder, Chairman and CEO of Solar Intermodal Corporation. Mr. Anderson is an industrial entrepreneur, renewable energy innovator, and project manager of efficiency technology. Mr. Anderson possesses an undergraduate degree in Physics from Ramapo College of New Jersey, and a post graduate degree in Real Estate Finance from New York University. Prior to the direct public offering or private placement, Mr. Anderson is the sole owner of the Company. Solar Intermodal Corporation is a C-Corp incorporated in the State of Delaware.

Prior Five Year Work History:

Edward D. Jones & Co. L.P. | Saddle River, NJ

2017 - 2021

Financial Advisor

•    Cultivated and strengthened relationships with new and existing clients

•    Conducted solicitation sales through door-knocking activities, created business plan and identified target customers

•	Managed $48mm in client investment portfolios
•	Series 7, Series 66, and Life Insurance licenses

Citi Global Markets Inc. | New York City, NY

2006- 2017

Director - Valuation Control

•    Conducted monthly price verification process for fixed income securities, loans and credit default swaps

•    Verified compliance of financial policies and accounting procedures for federal regulations

•	Developed a mock securitization for price testing procedure to verify success of ABS, CMBS, and RMBS issuance, initial pricing levels and feasibility, Analyzed financial data of various credit facilities for large loan, syndication and securitization
•	Mitigated costs while collaborating and renegotiating contracts with third-party pricing sources, such as BVAL and MarkIT
•	Developed a technical system to increase efficiency in gathering of pricing data for fixed income securities
•	Reviewed commitment committee memos in the funding of commercial real estate loans and challenge the accuracy of real estate appraisal
•	Developed various discounted cash flow models in excel for the valuation of ABS, RMBS, CMBS and Agency securities
•	Extensive use of IntexDesktop and Thetica Systems in analysis of various securitization structures

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BUSINESS EXPERIENCE – ADVISORY BOARD

The Company has implemented an Advisory board of experts in the field to advise the Directors on the direction of the Company. The advisory board members are compensated through a flat fee. No one on the Advisory Board has any actual business decision-making authority within the Company. The following persons are on the Advisory Board as of the date of this Offering Circular.

Dr. Gabor Laszlo - is an independent board advisor to Solar Intermodal’s Executive Board. Dr. Laszlo holds a Ph.D., MSc Statistics/Probability from the University of Calgary and a M.Sc., B.Sc. Electrical Engineering (Summa Cum Laude & Best Thesis Award) from the Technical University of Budapest.

Michael Struble - is an Advisory Board member for the Company. Michael is the owner and operator of Pristine Electric, LLC and a Licensed Master Electrician in the State of New Jersey. He has extensive experience with large-scale electrical generation projects, including solar generated electrical projects. Mr. Strubel is also well versed and experience in large scale electrical maintenance projects, including those for municipalities within the State of New Jersey. He will be advising the Board on the electrical needs of the Company’s SBU designs and the prospective Company solar leasing and generation activities.

LEGAL PROCEEDINGS

No Directors or Officers have been involved in criminal, bankruptcy, insolvency, or any other legal proceedings within the past five years.

PROVISIONS RELATED TO CHANGE IN CONTROL

At the annual meeting, the stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting. Any Director or one or more of the incumbent Directors of the Corporation may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power (or such higher amount as may be set forth in the Articles of Incorporation), in which event the vacancy or vacancies so created shall be filled by a majority of the remaining Directors.

Compensation of Directors and Officers

Name	Position	Cash Compensation	Other Compensation (Cash value)	Total Compensation
Robert Anderson	Director/President	$289,000.00*	$0.00**	$289,000.00

* This represents Mr. Anderson’s base salary.

** See below for Performance Bonus and Milestone Bonus descriptions

Aggregate (Total) Compensation for All Directors on an Annual Basis

$289,000.00

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Any Changes/Increases to Executive Compensation, Planned or Anticipated

As of the date of this Offering Circular, Robert Anderson has executed an employment contract which provides for two performance based compensation arrangements: (1) the Performance Bonus, and (2) the Milestone Bonus. Please see Exhibit 6 “Employment Agreement of Mr. Robert Anderson” for a complete description of the following compensation.

Through the Performance Bonus, Mr. Anderson is entitled to participate in a bonus program calculated as a percentage of net profits based on the following schedule:

Year 1: 1% of net profits

Year 2: 2% of net profits

Year 3: 3% of net profits

Year 4: 4% of net profits

Year 5: 5% of net profits

Any year thereafter: 5% of net profits

For purposes of this Performance Bonus, “net profits” shall be determined based upon the Company’s financial statements prepared in accordance with GAAP principles.

Through the Milestone Bonus, Mr. Anderson is entitled to participate in certain annual milestone bonuses program in the form of cash pari-pasu, based on critical company achieved goals, specifically:

$100,000 cash bonus upon the completion of $50 million equity raise;

$1,000,000 cash bonus upon the achieving gross income of $100,000,000;

$2,500,000 cash bonus upon the achieving gross income of $250,000,000;

$5,000,000 cash bonus upon the achieving gross income of $500,000,000;

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (Shares)	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock	ROBERT & MELISSA ANDERSON - 196 MEADOWBROOK AVE. WANAQUE NJ 0746	45,500,000	0	95.622%

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have been three transactions that warrant description under this section:

On March 31, 2021, Robert Anderson filed an assignment with the USPTO of the U.S. Provisional Patent Application for the SBUs. This assignee was the Company.

On January 1, 2021, Robert Anderson purchased 4,550 shares of common stock for Pre-Incorporation services and capital investment rendered at the fair market value of $20,407.30. As of the Date of that transaction, this represented 100% of all outstanding stock in the Company

On March 05, 2021, the Company filed Amended Articles of Incorporation authorizing two classes of stock and memorializing a stock split of 10,000 Shares for all authorized shares. This resulted in Robert Anderson having 45,500,000 million shares from his original 4,550 shares. His proportionate ownership of outstanding stock remained unchanged after the stock split.

DESCRIPTION OF THE SECURITIES

The Company, pursuant to the Amended Articles of Incorporation, has authorized Two Hundred Ten Million (210,000,000) shares consisting of two classes, Two Hundred Million (200,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock. The Company currently has no shares of Preferred Stock outstanding as of the date of this Offering Circular and is only offering Common Stock through this Offering. All shares have a par value of $0.0001 per Share.

Dividend rights

Dividends declared by Board

The holders of both Common Stock and Preferred Stock are entitled to dividends when declared by the Board.

Stock Dividends

If there is any stock dividend, stock split or similar other change in the character or amount of any of the outstanding Common Stock of the Company, then in such event any and all such new, substituted or additional securities to which the Shareholders are entitled by reason of their ownership of Common Stock shall be immediately subject to the terms of the Shareholders’ Agreement with the same force and effect as the shares of capital stock presently subject to the Shareholders’ Agreement.

Voting Rights

Except as otherwise provided in the Delaware Code, the holders of issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulative votes.

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Voting Rights for the Sale of the Company

If at any time (i) the Company’s Board of Directors and (ii) the holders of a majority of the Shares held by all Shareholders (determined on an as-converted basis), approve a sale of all or substantially all the Company’s assets (determined on a consolidated basis) or a sale or exchange of all or substantially all the Company’s outstanding capital stock (whether by merger, sale, recapitalization, consolidation, reorganization, combination or otherwise) to any unaffiliated third party in an arm’s-length transaction (an “Approved Sale”), each Shareholder shall vote for, consent to and raise no objections against such Approved Sale and shall waive any dissenters’ rights, appraisal rights or similar rights in connection therewith. If the Approved Sale is structured as a sale of stock, each Shareholder shall agree to sell all his, her or its Shares and rights to acquire Shares on the terms and conditions approved by the Company’s board of directors. Each Shareholder shall take all necessary and desirable actions in his, her or its capacity as a Shareholder in connection with the consummation of the Approved Sale as requested by the Company (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings).

Liquidation rights

In the event of liquidation, dissolution, or winding up of the affairs of the Company’s assets, the Common Stock and any Shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

Preemptive rights

The holders of the Shares of Common Stock have no preemptive rights.

Conversion rights

The holders of the Shares of Common Stock have no conversion rights.

Redemption provisions

The holders of the Shares of Common Stock have no redemption rights.

Sinking Fund Provisions

There are no sinking fund provisions for any Company shares, Common or Preferred, in the Amended articles of Incorporation or the Shareholders’ Agreement

Liability to Future Calls

There are no future calls provisions for any Company shares, Common or Preferred, in the Amended articles of Incorporation or the Shareholders’ Agreement

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Restrictions on Alienability

A Shareholder may transfer all or a portion of its Shares (i) in the case of a Shareholder that is an individual, to a spouse, sibling, lineal ancestor or descendant, natural or adopted, or to a trust or other estate planning entity for the benefit of the Shareholder or any of such persons; (ii) in the case of a Shareholder that is a Person other than an individual, to or among its Affiliates; referred to herein as “Permitted Transferees”). As a condition to any transfer the transferee must agree in writing that it and its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement.

Rights of First Refusal from non-Permitted Transferees

If a Shareholder receives a bona fide written offer Right of first refusal first to the Company, then to the other Shareholders. If neither options are exercised, then the Shareholder may sell to the bona fide offeror. Upon purchase, the bona fide purchaser will become subject to the terms of the Shareholders’ Agreement.

Co-sale Rights of Shareholders

In the event that any Shareholder other than Robert R. Anderson proposes to dispose of Shares to a third party (other than to a Permitted Transferee), the Shareholders shall have the right to offer and sell a proportionate number of Shares to the prospective purchaser acquiring such selling Shareholder’s Shares, at the same price and on the same terms and conditions as outlined

PART F/S

Independent Auditor’s Report

Board of Directors and Stockholder Solar Intermodal Corporation Report on the Financial Statements

We have audited the accompanying financial statements Solar Intermodal Corporation (the “Company”) which comprise the balance sheet as of March 31, 2021 and the related statements of operations, cash flows and stockholder’s deficit from January 1, 2021 (inception) through March 31, 2021, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Intermodal Corporation as of March 31, 2021, and the results of its operations, cash flows and stockholder’s deficit from January 1, 2021 (inception) through March 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

/s/ Assurance Dimensions

Tampa, Florida April 30, 2021

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Balance Sheet March 31, 2021

Assets

Current Assets
Cash	$ 17,140
Total Current Assets	$ 17,140
Total Assets	$ 17,140

Liabilities and Stockholders' Equity

Total Liabilities	$ -

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized none issued and outstanding, respectively	-
Common stock, $0.0001 par value, 200,000,000 shares authorized 47,583,334 issued and outstanding	4,758
Additional paid-in capital	71,758
Accumulated deficit	(59,376)
Total Stockholders' Equity	17,140
Total Liabilities and Stockholders' Equity	$17,140

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Statement of Operations

For the Period From January 1, 2021 (Inception) to March 31, 2021

General and administrative expenses	$59,376
Loss from operations	(59,376)
Net loss	$(59,376)
Loss per share - basic and diluted	$(0.00)
Weighted average number of shares - basic and diluted	46,402,154

Statement of Changes in Stockholders' Equity

 For the Period From January 1, 2021 (Inception) to March 31, 2021

	Preferred Stock			Common Stock		Additional Paid- In Capital	Total Stockholders’ Equity
		Shares	Amount	Shares	Amount
January 1, 2021 (inception)	-	-	-	-	-	-	-
Stock issued for cash ($0.024/share)	-	-	1,541,667	154	36,846	-	37,000
Stock issued for services ($0.024/share)	-	-	541,667	54	12,946	-	13,000
Stock issued for services - related parties ($0.0001/share)	-	-	45,500,000	4,550	-	-	4,550
Contributed capital - related party	-	-	-	-	21,966	-	21,966
Net loss - 2021	-	-	-	-	-	(59,376)	(59,376)
March 31, 2021	-	$ -	47,583,334	$4,758	$71,758	$(59,376)	$17,140

 The accompanying notes are an integral part of these financial statements

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Solar Intermodal Corporation Statement of Cash Flows

For the Period From January 1, 2021 (Inception) to March 31, 2021

Operating activities
Net loss	$(59,376)
Adjustments to reconcile net loss to net cash used in operations
Common stock issued for services	13,000
Common stock issued for services - related party	4,550
Net cash used in operating activities	(41,826)

Financing investing
Proceeds from issuance of common stock	37,000
Contributed capital - related party	21,966
Net cash provided by financing activities	58,966

Net increase in cash	17,140
Cash - beginning of period	-
Cash - end of period	$ 17,140
Supplemental disclosure of cash flow information
Cash paid for interest	$-
Cash paid for income tax	$-

The accompanying notes are an integral part of these financial statements

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Note 1 - Organization and Nature of Operations

Organization and Nature of Operations

Solar Intermodal Corporation (collectively, “we”, “us”, “our” or the “Company”) was incorporated in Delaware on January 1, 2021. The Company is headquartered in New Jersey.

The Company is creating a market in the transition to zero-emission energy production through the industrial use of solar panels in the intermodal freight transport industry. It is also providing a means to generate zero emission clean renewable energy to the utility grid in support of other transitional alternatives such as green hydrogen.

The Company’s fiscal year end is March 31. Impact of COVID-19

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

We have implemented adjustments to our operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. The extent to which COVID-19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID-19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

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The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations.

Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition, and results of operations.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Liquidity, Going Concern and Management’s Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, for the period ended March 31, 2021, the Company had:

•	Net loss of $59,376; and
•	Net cash used in operations was $41,826

Additionally, for the period ended March 31, 2021, the Company had:

•	Accumulated deficit of $59,376
•	Stockholders’ equity of $17,140; and
•	Working capital of $17,140

The Company has cash on hand of $17,140 at March 31, 2021. Although the Company intends to raise additional debt (third party and related party lenders) or equity capital (historically shareholder capital contributions), the Company expects to incur losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company executes its business plan.

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These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve month period subsequent to the date that these financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

•	Pursuing additional capital raising opportunities,
•	Continuing to explore and execute prospective partnering or distribution opportunities; and
•	Identifying unique market opportunities that represent potential positive short-term cash flow.

Note 2 - Summary of Significant Accounting Policies

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company has identified one single reportable operating segment. The Company manages its business on the basis of one operating and reportable segment.

Use of Estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

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Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

•	Level 1 —Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
•	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments, including cash, is carried at historical cost. At March 31, 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

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ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At March 31, 2021, the Company did not have any cash equivalents.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2020, and 2019, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded for the period ended March 31, 2021.

As of March 31, 2021, tax year 2021 remains open for IRS audit.

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Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The Company did not have any potentially dilutive equity securities outstanding as of March 31, 2021.

On February 19, 2021, the Company effected a 100,000:1 forward stock split. All share and per share amounts have been retroactively restated to the earliest period presented.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof.

At March 31, 2021, there were no pronouncements that had an effect on the Company’s financial statements.

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Note 3 – Income Taxes

The Company's tax expense differs from the "expected" tax expense for the period (computed by applying the blended corporate tax rate of 26.14% to loss before taxes), are approximately as follows:

March 31, 2021
Federal Income tax benefit net of state benefit - at 19.64%	$ (12,000)
State income tax - net of federal tax effect - 6.5%	(4,000) Non-deductible items
Subtotal	(16,000)
Valuation allowance	16,000

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2021 are approximately as follows:

March 31, 2021
Deferred Tax Assets
Net operating loss carryforwards	$(11,000)
Total deferred tax assets	(11,000)
Less: valuation allowance	11,000
Net deferred tax asset recorded	$ -

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

During the period ended March 31, 2021, the valuation allowance increased by approximately $16,000. The total valuation allowance results from the Company’s estimate of its inability to recover its net deferred tax assets.

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At March 31, 2021, the Company has federal and state net operating loss carryforwards, which are available to offset future taxable income, of approximately $42,000. The Company is in the process of analyzing their NOL and has not determined if the company has had any change of control issues that could limit the future use of these NOL’s. NOL carryforwards that were generated after 2017 of approximately $42,000 may only be used to offset 80% of taxable income and are carried forward indefinitely.

These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted.

If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files corporate income tax returns in the United States and the State of New Jersey jurisdictions. Due to the Company’s net operating loss posture, all tax years are open and subject to income tax examination by tax authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At March 31, 2021, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

Note 4 – Stockholders’ Equity

The Company has two (2) classes of stock:

Preferred Stock

-	10,000,000 shares authorized
-	$0.0001 par value
-	No other designations have been made

Common Stock

-	200,000,000 shares authorized
-	$0.0001 par value
-	Voting at 1 vote per share
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Equity Transactions for the Period Ended March 31, 2021 Stock Issued for Cash

The Company issued 1,583,334 shares of common stock for $38,000 ($0.024/share)

Stock Issued for Services

The Company issued 500,000 shares of common stock for consulting services rendered, having a fair value of $12,000 ($0.024/share) based upon recent third party cash offerings.

Stock Issued for Services – Related Party

The Company issued 45,500,000 shares of common stock, at inception, to its founder and Chief Executive Officer, for services rendered, having a fair value of $4,550 ($0.0001/share).

Contributed Capital – Related Party

The Company’s Chief Executive Officer paid $21,966 on behalf of the Company for corporate expenses incurred.

Part III - Exhibits

Exhibit 2: Amended Articles of Incorporation and Bylaws

Exhibit 3: Shareholders’ Agreement

Exhibit 4: Subscription Agreement

Exhibit 6: Employment Agreement of Mr. Robert Anderson

Exhibit 8: Escrow Agreement

Exhibit 11: Consent of Accountant

Exhibit 12: Opinion of David LeGrand, Esq.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Roseland, New Jersey on August 18, 2021.

(Exact name of the Issuer as specified in its Charter)

Solar Intermodal Corporation

01 Eisenhower Pkwy, Suite 300,

Roseland, New Jersey 07068

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

 s/Robert Anderson

Robert Anderson, Chief Executive Officer

(Date):August 18, 2021

Location Signed: Roseland, New Jersey

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

s/Robert Anderson

Robert Anderson, Chairman of the Board of Directors

(Date):August 18, 2021

Location Signed: Roseland, New Jersey